EXHIBIT 99.1

Johnson Outdoors Reports Fiscal 2014 Results

RACINE, Wis., Dec. 5, 2014 (GLOBE NEWSWIRE) -- Johnson Outdoors Inc. (Nasdaq:JOUT), a global leader in outdoor recreation equipment, today announced strong market momentum of new products throughout the second fiscal six-month period nearly offset declines due to extreme weather conditions during the first fiscal six-months. Lower volume in the first half of the year and non-cash one-time charges in the second half contributed to an unfavorable comparison in operating profit. A significantly higher year-over-year effective tax rate further curtailed earnings.

FISCAL 2014 HIGHLIGHTS

  Record sales for flagship Minn Kota® brand
  2015 products grab top industry innovation awards
  Watercraft business unit turns profitable
  Historic low debt with $70.8 million in cash at year-end
  Continuation of quarterly dividend

"Despite a challenging start to the year, we once again benefitted from the power of our market-leading brands and dedication to delivering innovation to our outdoor recreation enthusiasts. Bottom-line results mask the progress made to help ensure a better balance of profitability across our portfolio in the future, notably in Outdoor Gear and Watercraft. Our Marine Electronics business remains a formidable engine of profitable growth, while our work to strengthen performance in Diving continues," said Helen Johnson-Leipold, Chairman and Chief Executive Officer. "Looking forward, our commitment to long-term value creation and sustained consumer loyalty demands added focus and investment to further expand and grow our brand equities and market positions, and consistently strive for improved operational performance. In doing so, we will continue to be an ever smarter, stronger and better company overall."

FISCAL YEAR RESULTS

Total Company net sales were $425.4 million versus $426.5 million in the previous fiscal year, driven by 7 percent growth during the second six-month period, virtually offsetting declines during the first-six months caused by prolonged harsh winter conditions. Growth in Marine Electronics and Outdoor Gear countered declines in other business units. For the tenth consecutive year, new products generated a third or more of total Company sales, spurring a 3 percent growth in domestic sales. Key contributing factors in the year-over-year comparison were:

  Strong new product performance across key channels drove record sales in Minn Kota® and a 1 percent uptick in Marine Electronics revenue overall.
  A full year of Jetboil®, acquired in November 2012, and higher-than anticipated government orders propelled a 7 percent upswing in Outdoor Gear sales.
  Double-digit growth in Old Town sales could not offset the effect of last year's exit from non-profitable international markets, resulting in a 3 percent year-over-year decline in Watercraft revenue.
  New product delays, and weak economic conditions in key markets dragged Diving sales 6 percent below last year.

Operating profit was $16.7 million versus $25.6 million in the prior fiscal year, a period during which the Company reported a twenty-plus year high in operating profit. Non-cash goodwill and other intangible asset impairment charges of $8.5 million recognized in the third fiscal quarter were largely responsible for the unfavorable year-over-year comparison. The Watercraft business posted modest operating profit of $0.2 million, marking the unit's return to profitability a year ahead of schedule.

Net income for the fiscal year was $9.1 million, or $0.90 per diluted share, versus $19.3 million, or $1.95 per diluted share in fiscal 2013. The Company's effective tax rate more than doubled year-over-year due primarily to tax treatment of goodwill impairment charges and contributed to the unfavorable comparison in net income for the year.

The Company reported cash of $70.8 million at fiscal year-end, and paid quarterly cash dividends of $0.075 and $0.0675 for Class A and Class B shareholders, respectively, throughout fiscal 2014.

FOURTH QUARTER RESULTS

Due to the seasonality of the warm-weather outdoor recreational equipment industry, the Company's fourth quarter results historically reflect an industry-wide slowing of sales and production.  Total Company sales during the quarter increased 10 percent to $84.9 million versus $77.3 million in the fourth fiscal quarter of 2013 due to double-digit growth in both Marine Electronics and Outdoor Gear units. Operating loss declined year-over-year to $1.3 million this quarter compared to $4.7 million in the prior year fourth quarter due largely to the increase in sales volume.

Net loss in the fourth quarter improved to $0.8 million, or $0.08 per diluted share, compared to a net loss of $3.5 million, or $0.35 per diluted share, in the prior year fourth quarter.

OTHER FINANCIAL INFORMATION

The Company's debt to total capitalization stood at 4 percent at the end of both the current and prior year. Cash, net of debt, was $63 million at year-end versus cash, net of debt, of $47.4 million on September 27, 2013. Depreciation and amortization was $10.9 million year-to-date compared with $10.1 million in the prior year. Capital spending totaled $13.3 million in fiscal 2014 compared with last year's $16.3 million. The Company has experienced consistent declines in interest expense for twenty consecutive fiscal quarters.

"The balance sheet remains very strong due to disciplined working capital management and improved spending flexibility. Three-year 2015 financial targets have been reset to 2-3 percent compound annual growth in sales and 5-6 percent operating margin to reflect the impact of this year's unforeseeable weather-related conditions," said Dave Johnson, Vice President and Chief Financial Officer.

ABOUT JOHNSON OUTDOORS INC.

JOHNSON OUTDOORS is a leading global outdoor recreation company that turns ideas into adventure with innovative, top-quality products.  The company designs, manufactures and markets a portfolio of winning, consumer-preferred brands across four categories: Watercraft, Marine Electronics, Diving and Outdoor Gear.  Johnson Outdoors' familiar brands include, among others: Old Town® canoes and kayaks; Ocean Kayak™ and Necky® kayaks; Carlisle® paddles; Extrasport® personal flotation devices; Minn Kota® motors; Cannon® downriggers; Humminbird® marine electronics and electronic charts; SCUBAPRO® and SUBGEAR® dive equipment; Silva® compasses; Jetboil® outdoor cooking systems; and Eureka!® camping and hiking equipment.

Visit Johnson Outdoors at http://www.johnsonoutdoors.com

SAFE HARBOR STATEMENT

Certain matters discussed in this press release are "forward-looking statements," intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995.  Statements other than statements of historical fact are considered forward-looking statements. These statements may be identified by the use of forward-looking words or phrases such as "anticipate,'' "believe,'' "could,'' "expect,'' "intend,'' "may,'' "planned,'' "potential,'' "should,'' "will,'' "would'' or the negative of those terms or other words of similar meaning. Such forward-looking statements are subject to certain risks and uncertainties, which could cause actual results or outcomes to differ materially from those currently anticipated.  Factors that could affect actual results or outcomes include changes in economic conditions, consumer confidence levels and discretionary spending patterns in key markets; the Company's continued success in implementing its strategic plan, including its targeted sales growth platforms and focus on innovation; the Company's success in integrating strategic acquisitions; litigation costs related to actions of and disputes with third parties, including competitors; the Company's continued success in working capital management and cost-structure reductions; the Company's ongoing success in meeting financial covenants in its credit agreements with lenders; risk of future write-downs of goodwill or other intangible assets; ability of the Company's customers to meet payment obligations; movements in foreign currencies, interest rates and commodity costs; the success of suppliers and customers; the ability of the Company to deploy its capital successfully; adverse weather conditions; and other risks and uncertainties identified in the Company's filings with the Securities and Exchange Commission.  Shareholders, potential investors and other readers are urged to consider these factors in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements.  The forward-looking statements included herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

FINANCIAL TABLES FOLLOW

JOHNSON OUTDOORS INC.

(thousands, except per share amounts)
	THREE MONTHS ENDED		TWELVE MONTHS ENDED
Operating Results	October 3 2014	September 27 2013	October 3 2014	September 27 2013
Net sales	$ 84,904	$ 77,315	$ 425,410	$ 426,461
Cost of sales	50,885	48,501	256,797	255,412
Gross profit	34,019	28,814	168,613	171,049
Goodwill and other intangible assets impairment	--	--	8,475	--
Operating expenses	35,298	33,520	143,447	145,458
Operating (loss) profit	(1,279)	(4,706)	16,691	25,591
Interest expense, net	46	151	703	1,194
Other (income) expense, net	(348)	(334)	(1,434)	(263)
(Loss) income before income taxes	(977)	(4,523)	17,422	24,660
Income tax (benefit) expense	(191)	(1,012)	8,299	5,333
Net (loss) income	$ (786)	$ (3,511)	$ 9,123	$ 19,327
Diluted average common shares outstanding	9,670	9,937	9,635	9,523
Diluted net (loss) income per common share	$ (0.08)	$ (0.35)	$ 0.90	$ 1.95

Segment Results
Net sales:
Marine electronics	$ 39,497	$ 32,743	$ 249,561	$ 247,744
Outdoor gear	12,337	10,866	47,443	44,223
Watercraft	11,091	11,236	49,492	50,858
Diving	21,987	22,664	79,559	84,536
Other/eliminations	(8)	(194)	(645)	(900)
Total	$ 84,904	$ 77,315	$ 425,410	$ 426,461
Operating profit (loss):
Marine electronics	$ 446	$ (1,356)	$ 30,722	$ 32,172
Outdoor gear	835	163	(3,726)	2,180
Watercraft	239	(1,206)	210	(2,116)
Diving	1,281	1,712	3,596	5,694
Other	(4,080)	(4,019)	(14,111)	(12,339)
Total	$ (1,279)	$ (4,706)	$ 16,691	$ 25,591

Balance Sheet Information (End of Period)
Cash and cash equivalents			$ 70,793	$ 55,694
Accounts receivable, net			44,452	44,104
Inventories, net			66,341	76,363
Total current assets			197,550	188,572
Total assets			288,626	288,350
Short-term debt			360	539
Total current liabilities			60,232	63,372
Long-term debt			7,431	7,794
Shareholders' equity			198,458	197,668
CONTACT: AT JOHNSON OUTDOORS INC.
         DAVID JOHNSON
         VP & CHIEF FINANCIAL OFFICER
         262-631-6600

         PATRICIA PENMAN
         VP - GLOBAL MARKETING SERVICES & COMMUNICATION
         262-631-6600